EXHIBIT 7




                                CSW CREDIT, INC.
                              AFFILIATED COMPANIES
                            FACTORING EXPENSE SAVINGS
                      THREE MONTHS ENDED DECEMBER 31, 1998
                                   (thousands)


                             20%              5%
                           EQUITY           EQUITY           SAVINGS
                           --------        ---------        -----------

CPL                         $2,380           $1,823               $557
PSO                          1,792            1,371                421
SWEPCO                       2,285            1,600                685
WTU                            944              713                231
                           --------        ---------        -----------

TOTAL                       $7,401           $5,507             $1,894
                           ========        =========        ===========